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                                                                    EXHIBIT 99.1

                           COVER-ALL TECHNOLOGIES INC.
                     REPORTS THIRD QUARTER OPERATING RESULTS

FAIR LAWN, NJ - November 15, 2004 - Cover-All Technologies Inc. (OTC Bulletin Board-COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), announced today revenues and earnings from operations for the three months and nine months ended September 30, 2004.

Revenues for the three months ended September 30, 2004 were $1,640,000 compared to $1,773,000 in the same period in 2003. For the nine months ended September 30, 2004, total revenue was $5,461,000 as compared to $5,555,000 in the same period in 2003. Net income (loss) for the three months ended September 30, 2004 was $(350,000), or $(0.02) per share, compared to $32,000, or $0.00 per share, in the same quarter of 2003. Net income (loss) for the nine months ended September 30, 2004 was $(508,000), or $(0.03) per share, compared to $277,000, or $0.02 per share, in the same period of 2003.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated, "While we have experienced a loss in the third quarter of 2004, we completed the implementation of My Insurance Center Rating & Issuance in several customer sites. It is being well received, and we are working with many additional customers to finalize their upgrade plans. Based on these developments, we are optimistic for Cover-All to have yet another profitable year in 2004."

MIC Rating & Issuance, an Internet-based component, is part of the Company's My Insurance Center Solution Offering and is designed to enable customers of the Company's existing Classic solution to take advantage of new capabilities and services without complex and disruptive conversion effort.

ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at WWW.COVER-ALL.COM.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiation, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, including the Company's Form 10-K filed with the SEC on March 29, 2004, as amended, copies of which are available from the SEC or may be obtained upon request from the Company.

FOR INFORMATION ON COVER-ALL, CONTACT:

Ann Massey
Chief Financial Officer
201/794-4894
AMASSEY@COVER-ALL.COM

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The following is a summary of unaudited operating highlights for the three months and nine months ended September 30, 2004 and 2003.

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                                         COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
                                                    OPERATING HIGHLIGHTS


                                                           THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                             SEPTEMBER  30,                      SEPTEMBER 30,
                                                         2004              2003             2004              2003
                                                    -------------    --------------    -------------    --------------
                                                              (unaudited)                       (unaudited)
REVENUES:
     Licenses                                       $     240,000    $      195,000    $   1,027,000    $      483,000
     Maintenance                                        1,060,000         1,112,000        3,362,000         3,347,000
     Professional Services                                186,000           325,000          609,000         1,265,000
     Application Service Provider Services                154,000           141,000          463,000           460,000
                                                    -------------    --------------    -------------    --------------

     TOTAL REVENUES                                     1,640,000         1,773,000        5,461,000         5,555,000
                                                    -------------    --------------    -------------    --------------
COST AND EXPENSES
     Cost of Sales                                      1,169,000           997,000        3,481,000         3,068,000
     Research and Development                             194,000           137,000          507,000           404,000
     Sales and Marketing                                  250,000           231,000          920,000           729,000
     General and Administrative                           327,000           324,000          915,000           907,000
     Interest Expense, Net                                 50,000            49,000          146,000           143,000
                                                    -------------    --------------    -------------    --------------

     TOTAL COSTS AND EXPENSES                           1,990,000         1,738,000        5,969,000         5,251,000
                                                    -------------    --------------    -------------    --------------

INCOME (LOSS) BEFORE INCOME TAXES                   $   (350,000)    $       35,000    $   (508,000)     $     304,000
                                                    -------------    --------------    -------------    --------------

INCOME TAX EXPENSE                                             --             3,000               --            27,000
                                                    -------------    --------------    -------------    --------------

NET INCOME (LOSS)                                   $   (350,000)    $       32,000    $   (508,000)     $     277,000
                                                    =============    ==============    =============    ==============

BASIC EARNINGS (LOSS) PER COMMON SHARE              $      (0.02)    $         0.00    $      (0.03)    $         0.02
                                                    =============    ==============    =============    ==============

DILUTED EARNINGS (LOSS) PER COMMON SHARE            $      (0.02)    $         0.00    $      (0.03)    $         0.02
                                                    =============    ==============    =============    ==============
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